Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edelita Tichepco	Media Contact:	Amber Rensen
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-1953		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. ANNOUNCES FOURTH-QUARTER & FISCAL-YEAR 2016 FINANCIAL RESULTS
Full Year Revenue up 1% Reported and 3% Constant Currency
Full Year Net Income up 40%; Operating Cash Flow up 41%; Free Cash Flow Doubles
SAN FRANCISCO (February 9, 2017) – Levi Strauss & Co. (LS&Co.) announced financial results today for the fourth quarter and fiscal year ended November 27, 2016.
Highlights include:

	Three Months Ended		Fiscal Year Ended
($ millions)	November 27, 2016	November 29, 2015	November 27, 2016	November 29, 2015
Net revenues	$1,299	$1,285	$4,553	$4,495
Net income attributable to LS&Co.	$96	$101	$291	$209
Adjusted EBIT	$146	$168	$480	$479

Net revenues grew one percent on a reported basis in the fourth quarter and grew two percent excluding $6 million in unfavorable currency translation. For the full year, reported revenue grew one percent and grew three percent excluding $77 million in unfavorable currency translation. On a constant-currency basis, direct-to-consumer sales grew eleven percent for the fourth quarter and twelve percent for the full year, reflecting performance and expansion of the retail network and ecommerce across all regions; wholesale revenues declined one percent for the fourth quarter and was flat for the full year.

Fourth quarter net income declined five percent primarily reflecting investments associated with the expansion of our company-operated stores network and ecommerce. Full-year net income grew forty percent primarily reflecting higher gross margins, lower restructuring and related charges, prior year debt extinguishment, partially offset by increased investments in retail and ecommerce.

Adjusted EBIT declined thirteen percent in the fourth quarter on a reported and constant-currency basis, primarily reflecting investments related to the expansion of the company's direct-to-consumer business, the unfavorable transactional impact of the devaluation of the British pound and lower gross margin. For the full year, Adjusted EBIT was flat on a reported basis but grew two percent on a constant-currency basis, primarily reflecting higher gross margins, partially offset by increased investments in the company's direct-to-consumer business. A reconciliation of Adjusted EBIT is provided at the end of this press release.

"We are pleased to report our fourth consecutive year of profitable constant currency revenue growth behind the strength of the Levi's® brand and our global direct-to-consumer business," said Chip Bergh, president and chief executive officer.  "Looking ahead, although it remains a very challenging environment, given our diversified portfolio we remain optimistic about our long term prospects for growth."

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LS&Co. FY 2016 Results/Add One
February 9, 2017

Fourth Quarter 2016 Highlights

▪
On a reported basis, gross profit in the fourth quarter was $659 million compared with $658 million for the same quarter of 2015, despite unfavorable currency translation effects of approximately $2 million. Gross margin for the fourth quarter was 50.7 percent of revenues compared with 51.2 percent of revenues in the same quarter of 2015 primarily reflecting the unfavorable transactional impact of currency, partially offset by direct-to-consumer sales growth.

▪
Selling, general and administrative (SG&A) expenses for the fourth quarter were $518 million compared with $494 million in the same quarter of 2015. Currency favorably impacted SG&A by $4 million. Excluding currency, higher costs were primarily related to the expansion of the company's direct-to-consumer business. The company had 41 net new company-operated stores at the end of 2016 than it did at the end of 2015.

▪
Operating income of $143 million in the fourth quarter was down from $161 million in the same quarter of 2015, primarily due to investments related to the expansion of the company's direct-to-consumer business.

Regional Overview

Reported regional net revenues and operating income for the fourth quarter were as follows:

	Net Revenues			Operating Income*
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	November 27, 2016	November 29, 2015		November 27, 2016	November 29, 2015
Americas	$799	$817	(2)%	$162	$174	(7)%
Europe	$292	$258	13%	$41	$42	(2)%
Asia	$209	$209	—%	$23	$34	(31)%

* Note: Regional operating income is equal to regional Adjusted EBIT.

▪
In the Americas, excluding unfavorable currency effects of $8 million, net revenues decreased one percent, as direct-to-consumer growth was offset by declines at wholesale. Operating income declined primarily due to lower revenues.

▪
In Europe, net revenues grew thirteen percent reflecting strong double-digit growth across both wholesale and direct-to-consumer channels. Operating income declined due to investments in direct-to-consumer business and unfavorable transactional impact of the devaluation of the British pound.

▪
In Asia, excluding favorable currency effects of $3 million, net revenues declined one percent, as a decline in the franchise channel offset strong growth from company-operated stores and ecommerce. Operating income declined primarily due to an increase in franchisee support in Mainland China and direct-to-consumer expansion.

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LS&Co. FY 2016 Results/Add Two
February 9, 2017

Fiscal Year 2016 Highlights

•
On a reported basis, gross profit for the fiscal year grew to $2,329 million compared with $2,269 million in 2015, despite unfavorable currency translation effects of approximately $36 million. Gross margin for the fiscal year grew to 51.2 percent of revenues compared with 50.5 percent of revenues in 2015, primarily reflecting lower negotiated product costs and streamlined supply chain operations as well as international retail growth, partially offset by the unfavorable transaction impact of currency.

•
SG&A expenses for the fiscal year were $1,867 million compared with $1,824 million in 2015. Currency favorably impacted SG&A by $26 million. Higher costs primarily reflected expansion of the company's retail network and investment in its ecommerce business. The company had 41 net new company-operated stores at the end of the 2016 than it did at the end of 2015.

•
Operating income of $462 million for the fiscal year was up from $431 million in 2015, primarily due to higher gross margins, lower restructuring and related charges, partially offset by investments related to the expansion of the company's direct-to-consumer business.

Regional Overview

Reported regional net revenues and operating income for the fiscal year were as follows:

	Net Revenues			Operating Income*
	Year Ended		% Increase (Decrease)	Year Ended		% Increase (Decrease)
($ millions)	November 27, 2016	November 29, 2015		November 27, 2016	November 29, 2015
Americas	$2,683	$2,727	(2)%	$482	$524	(8)%
Europe	$1,091	$1,016	7%	$197	$184	7%
Asia	$778	$752	4%	$105	$122	(14)%

* Note: Regional operating income is equal to regional Adjusted EBIT.

▪
In the Americas, excluding unfavorable currency effects of $35 million, net revenues remained relatively flat, as direct-to-consumer growth was offset by declines at wholesale. Excluding unfavorable currency effects of $8 million, lower operating income primarily reflected lower revenues, lower gross margin and higher investment in retail. These were partially offset by the recognition of approximately $7.0 million of benefit resulting from the resolution of a vendor dispute in the third quarter.

▪
In Europe, excluding unfavorable currency effects of $24 million, net revenues grew ten percent reflecting single-digit growth in wholesale and double-digit growth in direct-to-consumer channels resulting from the expansion and performance of our company-operated retail network. Operating income increased primarily due to higher net revenues, partially offset by increased investment in retail and unfavorable transactional impact of the devaluation of the British pound.

•
In Asia, excluding unfavorable currency effects of $18 million, net revenues grew six percent, reflecting growth in company-operated retail, ecommerce and traditional wholesale, partially offset by a decline in the franchise channel as a result of weakened performance. Excluding unfavorable currency effects of $5 million, lower operating income primarily reflected direct-to-consumer expansion and an increase in franchisee support.

Cash Flow and Balance Sheet

At November 27, 2016, cash and cash equivalents of $376 million were complemented by $784 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $1.2 billion. Net debt declined to $670 million at the end of 2016, compared to $834 million at the end of 2015, reflecting lower gross debt and higher cash.

Cash flow from operations for 2016 was $307 million, up from $218 million. Free cash flow for 2016 was $161 million, up from $81 million in 2015, reflecting more cash received from customers, lower restructuring and related payments, partially offset by payments for higher inventory. Subsequent to the fiscal year end, on February 1, 2017, our Board of Directors declared a cash dividend for $70 million, payable in two $35 million installments. The company expects to pay the first installment in the first quarter of 2017, and the second installment in the fourth quarter of 2017.

Investor Conference Call

The company's fourth-quarter and full-year 2016 investor conference call will be available through a live audio webcast at https://engage.vevent.com/rt/levistraussao~50968087 today, February 9, 2017, at 1 p.m. Pacific / 4 p.m. Eastern or via the following phone numbers: 800-891-4735 in the United States and Canada, or +1-973-200-3066 internationally; I.D. No. 31527451. A replay is available the same day on http://www.levistrauss.com/investors/earnings-webcast and will be archived for one week. A telephone replay is also available through February 16, 2017, at 855-859-2056 in the United States and Canada, or +1-404-537-3406 internationally; I.D. No. 31527451. Please see http://www.levistrauss.com/investors/earnings-webcast for a discussion and reconciliation of non-GAAP measures referenced on the investor conference call.

About Levi Strauss & Co.

Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 2,900 retail stores and shop-in-shops. Levi Strauss & Co.'s reported fiscal 2016 net revenues were $4.6 billion. For more information, go to http://levistrauss.com.
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LS&Co. FY 2016 Results/Add Three
February 9, 2017

Forward Looking Statement

This news release and related conference call contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to: inventory levels, including year-end levels; full year gross margin; SG&A and advertising costs; capital expenditures; profitable revenue and gross margin growth; growing the U.S. business; and new store openings. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year 2016, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release and related conference call. We are not under any obligation and do not intend to update or revise any of the forward-looking statements contained in this news release and related conference call to reflect circumstances existing after the date of this news release and related conference call or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Non-GAAP Financial Measures

The company reports its financial results in conformity with generally accepted accounting principles in the United States (“GAAP”) and the rules of the SEC. However, management believes that certain non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, provide users of the company’s financial information with additional useful information. The tables found below include Free Cash Flow, Net Debt and Adjusted EBIT and corresponding reconciliations to the most comparable GAAP financial measures. These non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company’s financial results prepared in accordance with GAAP. Certain of these items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations, include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities, (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. Additionally, the methods used by the company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies, limiting the usefulness of these measures. The company urges investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business.

The company presents non-GAAP financial measures, such as Free Cash Flow, Net Debt and Adjusted EBIT, because it believes they provide investors, financial analysts and the public with additional information to measure performance and evaluate the company’s ability to service its debt and may be useful for comparing its operating performance with the performance of other companies that have different financing and capital structures and tax rates. The company further believes these measures may be useful for period-over-period comparisons of underlying business trends and its ongoing operations. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR THE FOURTH QUARTER OF 2016” below for reconciliation to the most comparable GAAP financial measures.

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Constant currency

Constant-currency comparisons are based on translating local currency amounts in the prior-year period at actual foreign exchange rates for the current year. The company routinely evaluates its financial performance on a constant-currency basis in order to facilitate period-to-period comparisons without regard to the impact of changing foreign currency exchange rates.

# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	November 27, 2016	November 29, 2015
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$375,563	$318,571
Trade receivables, net of allowance for doubtful accounts of $11,974 and $11,025	479,018	498,196
Inventories:
Raw materials	2,454	3,368
Work-in-process	3,074	3,031
Finished goods	710,653	600,460
Total inventories	716,181	606,859
Other current assets	115,385	104,523
Total current assets	1,686,147	1,528,149
Property, plant and equipment, net of accumulated depreciation of $856,588 and $811,013	393,605	390,829
Goodwill	234,280	235,041
Other intangible assets, net	42,946	43,350
Deferred tax assets, net	523,101	580,640
Other non-current assets	107,017	106,386
Total assets	$2,987,096	$2,884,395

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$38,922	$114,978
Current maturities of long-term debt	—	32,625
Accounts payable	270,293	238,309
Accrued salaries, wages and employee benefits	180,740	182,430
Restructuring liabilities	4,878	20,141
Accrued interest payable	5,098	5,510
Accrued income taxes	9,652	6,567
Other accrued liabilities	252,160	245,607
Total current liabilities	761,743	846,167
Long-term debt	1,006,256	1,004,938
Long-term capital leases	15,360	12,320
Postretirement medical benefits	100,966	105,240
Pension liability	354,461	358,443
Long-term employee related benefits	73,243	73,342
Long-term income tax liabilities	20,150	26,312
Other long-term liabilities	63,796	56,987
Total liabilities	2,395,975	2,483,749

Commitments and contingencies
Temporary equity	79,346	68,783

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,470,158 shares and 37,460,145 shares issued and outstanding	375	375
Additional paid-in capital	1,445	3,291
Retained earnings	935,049	705,668
Accumulated other comprehensive loss	(427,314)	(379,066)
Total Levi Strauss & Co. stockholders’ equity	509,555	330,268
Noncontrolling interest	2,220	1,595
Total stockholders’ equity	511,775	331,863
Total liabilities, temporary equity and stockholders’ equity	$2,987,096	$2,884,395
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	November 27, 2016	November 29, 2015	November 30, 2014
	(Dollars in thousands)
Net revenues	$4,552,739	$4,494,493	$4,753,992
Cost of goods sold	2,223,727	2,225,512	2,405,552
Gross profit	2,329,012	2,268,981	2,348,440
Selling, general and administrative expenses	1,866,493	1,823,863	1,906,164
Restructuring, net	312	14,071	128,425
Operating income	462,207	431,047	313,851
Interest expense	(73,170)	(81,214)	(117,597)
Loss on early extinguishment of debt	—	(14,002)	(20,343)
Other income (expense), net	18,223	(25,433)	(22,057)
Income before income taxes	407,260	310,398	153,854
Income tax expense	116,051	100,507	49,545
Net income	291,209	209,891	104,309
Net (income) loss attributable to noncontrolling interest	(157)	(455)	1,769
Net income attributable to Levi Strauss & Co.	$291,052	$209,436	$106,078

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
	November 27, 2016	November 29, 2015	November 30, 2014
	(Dollars in thousands)
Net income	$291,209	$209,891	$104,309
Other comprehensive (loss) income, before related income taxes:
Pension and postretirement benefits	(22,925)	38,785	(53,323)
Net investment hedge (losses) gains	(829)	385	13,404
Foreign currency translation (losses) gains	(30,380)	(28,791)	(36,201)
Unrealized gains (losses) on marketable securities	143	(575)	1,577
Total other comprehensive (loss) income, before related income taxes	(53,991)	9,804	(74,543)
Income tax benefit (expense) related to items of other comprehensive (loss) income	6,211	(13,602)	10,903
Comprehensive income, net of income taxes	243,429	206,093	40,669
Comprehensive (income) loss attributable to noncontrolling interest	(625)	(383)	2,098
Comprehensive income attributable to Levi Strauss & Co.	$242,804	$205,710	$42,767

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Levi Strauss & Co. Stockholders
	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders' Equity
	(Dollars in thousands)
Balance at November 24, 2013	$374	$7,361	$475,960	$(312,029)	$3,310	$174,976
Net income (loss)	—	—	106,078	—	(1,769)	104,309
Other comprehensive loss, net of tax	—	—	—	(63,311)	(329)	(63,640)
Stock-based compensation and dividends, net	—	13,290	(23)	—	—	13,267
Reclassification to temporary equity	—	(19,298)	(19,842)	—	—	(39,140)
Repurchase of common stock	—	(1,353)	(3,961)	—	—	(5,314)
Cash dividends paid	—	—	(30,003)	—	—	(30,003)
Balance at November 30, 2014	374	—	528,209	(375,340)	1,212	154,455
Net income	—	—	209,436	—	455	209,891
Other comprehensive loss, net of tax	—	—	—	(3,726)	(72)	(3,798)
Stock-based compensation and dividends, net	1	16,674	(66)	—	—	16,609
Reclassification to temporary equity	—	(10,961)	19,842	—	—	8,881
Repurchase of common stock	—	(2,422)	(1,753)	—	—	(4,175)
Cash dividends paid	—	—	(50,000)	—	—	(50,000)
Balance at November 29, 2015	375	3,291	705,668	(379,066)	1,595	331,863
Net income	—	—	291,052	—	157	291,209
Other comprehensive (loss) income, net of tax	—	—	—	(48,248)	468	(47,780)
Stock-based compensation and dividends, net	—	9,649	(40)	—	—	9,609
Reclassification to temporary equity	—	(10,563)	—	—	—	(10,563)
Repurchase of common stock	—	(932)	(1,631)	—	—	(2,563)
Cash dividends paid	—	—	(60,000)	—	—	(60,000)
Balance at November 27, 2016	$375	$1,445	$935,049	$(427,314)	$2,220	$511,775

The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 27, 2016	November 29, 2015	November 30, 2014
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$291,209	$209,891	$104,309
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	103,878	102,044	109,474
Asset impairments	4,100	2,616	6,531
Gain on disposal of assets	(6,058)	(8,626)	(197)
Unrealized foreign exchange (gains) losses	(5,853)	(371)	5,392
Realized (gain) loss on settlement of forward foreign exchange contracts not designated for hedge accounting	(17,175)	(14,720)	6,184
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement losses	14,991	16,983	45,787
Noncash loss on extinguishment of debt, net of write-off of unamortized debt issuance costs	—	3,448	5,103
Noncash restructuring charges	—	658	3,347
Amortization of premium, discount and debt issuance costs	2,576	2,150	2,331
Stock-based compensation	9,333	15,137	12,441
Allowance for doubtful accounts	2,195	1,875	662
Deferred income taxes	66,078	58,386	(28,177)
Change in operating assets and liabilities:
Trade receivables	6,150	4,060	(51,367)
Inventories	(121,379)	28,566	(6,184)
Other current assets	(22,944)	(3,061)	5,377
Other non-current assets	(9,103)	(21,375)	1,509
Accounts payable and other accrued liabilities	43,040	(80,224)	(28,871)
Restructuring liabilities	(17,290)	(36,711)	66,574
Income tax liabilities	7,653	(9,680)	19,224
Accrued salaries, wages and employee benefits and long-term employee related benefits	(49,880)	(44,714)	(42,878)
Other long-term liabilities	5,029	(10,902)	(3,740)
Other, net	—	2,902	78
Net cash provided by operating activities	306,550	218,332	232,909
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(102,950)	(102,308)	(73,396)
Proceeds from sale of assets	17,427	9,026	8,049
Proceeds (payments) on settlement of forward foreign exchange contracts not designated for hedge accounting	17,175	14,720	(6,184)
Acquisitions, net of cash acquired	—	(2,271)	(318)
Net cash used for investing activities	(68,348)	(80,833)	(71,849)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	500,000	—
Repayments of long-term debt and capital leases	(39,641)	(528,104)	(395,853)
Proceeds from senior revolving credit facility	180,000	345,000	265,000
Repayments of senior revolving credit facility	(279,000)	(346,000)	(165,000)
Proceeds from short-term credit facilities	29,154	23,936	24,372
Repayments of short-term credit facilities	(18,219)	(21,114)	(24,000)
Other short-term borrowings, net	13,475	(12,919)	(10,080)
Debt issuance costs	—	(4,605)	(2,684)
Change in restricted cash, net	2,967	1,615	1,060
Repurchase of common stock	(2,563)	(4,175)	(5,314)
Excess tax benefits from stock-based compensation	278	1,471	826
Dividend to stockholders	(60,000)	(50,000)	(30,003)
Net cash used for financing activities	(173,549)	(94,895)	(341,676)
Effect of exchange rate changes on cash and cash equivalents	(7,661)	(22,288)	(10,387)
Net increase (decrease) in cash and cash equivalents	56,992	20,316	(191,003)
Beginning cash and cash equivalents	318,571	298,255	489,258
Ending cash and cash equivalents	$375,563	$318,571	$298,255

Noncash Investing Activity:
Purchases of property, plant and equipment not yet paid at end of period	$19,903	$23,958	$19,728

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$67,052	$77,907	$110,029
Cash paid for income taxes during the period, net of refunds	57,148	61,456	60,525
The notes accompanying our consolidated financial statements in our Form 10-K are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FOURTH QUARTER OF 2016

The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on February 9, 2017, discussing the company’s financial condition and results of operations as of and for the quarter and year ended November 27, 2016. Free cash flow, Net debt and Adjusted EBIT are not financial measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP. As used in this press release: (1) Free cash flow represents cash from operating activities less purchases of property, plant and equipment, payments (proceeds) on settlement of forward foreign exchange contracts not designated for hedge accounting, and cash dividends to stockholders; (2) Net debt represents total long-term and short-term debt less cash and cash equivalents; and (3) Adjusted EBIT represents net income plus income tax expense, interest expense, loss on early extinguishment of debt, other (income) expense, net, restructuring and related charges, severance and asset impairment charges, net, and pension and postretirement benefit plan curtailment and net settlement (gains) losses, net.

Free cash flow:

	Year Ended
	November 27, 2016	November 29, 2015
	(Dollars in millions)
Most comparable GAAP measure:
Net cash provided by operating activities	$306.6	$218.3

Non-GAAP measure:
Net cash provided by operating activities	$306.6	$218.3
Purchases of property, plant and equipment	(103.0)	(102.3)
Proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	17.2	14.7
Dividend to stockholders	(60.0)	(50.0)
Free cash flow	$160.8	$80.7

Net debt:

	November 27, 2016	November 29, 2015
	(Dollars in millions)
Most comparable GAAP measure:
Total long-term and short-term debt	$1,045.2	$1,152.5

Non-GAAP measure:
Total long-term and short-term debt	$1,045.2	$1,152.5
Cash and cash equivalents	(375.6)	(318.6)
Net debt	$669.6	$833.9

Adjusted EBIT:

	Three Months Ended		Fiscal Year Ended
	November 27, 2016	November 29, 2015	November 27, 2016	November 29, 2015
(Dollars in millions)	(unaudited)
Most comparable GAAP measure:
Net income	$96.2	$101.7	$291.2	$209.9

Non-GAAP measure:
Net income	$96.2	$101.7	$291.2	$209.9
Income tax expense	39.3	41.9	116.1	100.5
Interest expense	18.7	18.9	73.2	81.2
Loss on early extinguishment of debt	—	—	—	14.0
Other (income) expense, net	(11.5)	(1.3)	(18.2)	25.4
Restructuring and related charges, severance and asset impairment charges, net	3.3	6.1	17.6	47.0
Pension and postretirement benefit plan curtailment and net settlement (gains) losses, net	0.2	0.4	(0.1)	0.6
Adjusted EBIT	$146.2	$167.7	$479.8	$478.6